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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

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                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

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     The undersigned investment company hereby notifies the Securities and
Exchange commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                     Name:
                             MUNDER @Vantage TRUST

     Address of Principal Business Office (No. & Street, State, Zip Code):
                 480 PIERCE STREET, BIRMINGHAM, MICHIGAN 48009

                    Telephone Number (including area code):
                                (248) 647-9200

               Name and address of agent for service of process:
                         THE CORPORATION TRUST COMPANY
                1209 ORANGE STREET, WILMINGTON, DELAWARE 19801

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]  NO [ ]
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                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Birmingham and the State of Michigan on the 9th day of May, 2000.

                                          MUNDER INTERNET TRUST

                                          By: /s/ James C. Robinson
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                                             Name:  James C. Robinson
                                             Title: President

Attest: /s/ Libby E. Wilson
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       Name: Libby E. Wilson